Exhibit 99-3

	Curian Funds
	Fidelity Bond Coverage Requirements
	Determination Date: 9/1/12

		Total Assets (as of 9/1/12)	Minimum Amount of Bond for Joint Coverage

	Curian Series Trust	1,832,863,740	1,500,000
	Curian Variable Series Trust	1,180,400,802	1,250,000
		Total	$2,750,000

		Current Bond Coverage	$2,500,000	1, 2

		Excess Coverage	$ (250,000)

1	Expires September 1, 2013
	Continental Insurance Company
2	Bond coverage is in the amount of $2.5 million (with a growth in size provision up to the amount of $4 million)